(a)	It has been deemed that The Integrity Funds had a change in control when Viking Fund Management, LLC became the new adviser to the Funds after the close of business on 7/31/09.

(b)	Following completion of the acquisition referenced above, Integrity Money Management, Inc. ceased being the Funds' adviser.